UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 10, 2010
BRIGHTPOINT, INC.

(Exact name of registrant as specified in its charter)

Indiana	1-12845	35-1778566

(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

7635 Interactive Way, Suite 200, Indianapolis, Indiana	46278

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (317) 707-2355

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.
On December 10, 2010, Brightpoint North America L.P. (“BPNA”) a subsidiary of Brightpoint, Inc. (the “Company”) and Touchstone Acquisition LLC, a wholly owned subsidiary of BPNA, (Touchstone Acquisition LLC collectively with BPNA, “Buyer”), entered into a Partnership Interest Purchase Agreement (“Purchase Agreement”) along with Touchstone Wireless Repair and Logistics, LP (“Touchstone”), and Touchstone Wireless Investment Partners, LLC, Image 1 Wireless, Inc., Striker Partners I, L.P. (solely with respect to Sections 8.4.3 and 8.5(i)), John Cowles, EW Investment, LP, David Lundberg, Jason Potter, David Edwards, Chris Hawk, Michael Ball, Keith Clark and David Hunter (collectively, the “Sellers”).
Upon completion of the transactions contemplated in the Purchase Agreement, the Buyer will acquire all of the outstanding partnership interests in Touchstone for a purchase price of $80,000,000 in cash. $9,000,000 of the purchase price will be placed into escrow for sixteen months pursuant to an Escrow Agreement to secure the Sellers indemnity obligations to Buyer under the Purchase Agreement and $500,000 of the purchase price will be deposited into escrow to secure purchase price adjustments for net working capital, cash and debt under the Purchase Agreement and will be released to the Sellers once such adjustments have been determined and made.
The completion of this transaction is subject to certain conditions precedent, including without limitation, third party consents and approval of the transaction under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Company currently expects the transaction to close on or before December 31, 2010. If the transaction does not close by December 31, 2010, then, under certain circumstances, either party may terminate the Purchase Agreement.
The description of the Purchase Agreement is qualified in its entirety by reference to the full text therein, which is attached to this Report as an exhibit and incorporated herein by reference. The Purchase Agreement has been attached to provide investors with information regarding its terms and is not intended to provide any other factual information about the parties to such agreement. The Purchase Agreement contains representations and warranties that the parties to such agreement made to and solely for the benefit of the other parties to such agreement. Accordingly, investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the respective date of the Purchase Agreement. In addition, the Purchase Agreement is modified by the underlying disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may change after the date of such agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.
This Form 8-K Contains “Forward looking Statements” within the meaning of the safe harbor provisions of the federal securities laws including, without limitation, the ability to consummate the purchase of Touchstone. It should be read in conjunction with the risk factors included in the Company’s periodic reports filed with the Securities and Exchange Commission that discuss important factors that could cause the company’s results to differ materially from those anticipated in such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking Statements that speak only as of the date these statements were made. The Company undertakes no obligation to update any forward-looking Statements contained in this Form 8-K.

ITEM 9.01. Financial Statements and Exhibits.
Exhibits. The following exhibits are furnished herewith:

Exhibit No.	Description

10.1	Partnership Interest Purchase Agreement dated December 10, 2010 by and among Brightpoint North America L.P., Touchstone Acquisition, LLC, Touchstone Wireless Repair and Logistics, LP, Touchstone Wireless Investment Partners, LLC, Image 1 Wireless, Inc., Striker Partners I, L.P., John Cowles,. EW Investment, LP, David Lundberg, Jason Potter, David Edwards, Chris Hawk, Michael Ball, Keith Clark and David Hunter

99.1	Press Release Issued by the Company on December 13, 2010.

*	The Company has omitted certain schedules and exhibits pursuant to Item 601(b)(2) of Regulation S-K and shall furnish supplementally to the SEC copies of any of the omitted schedules and exhibits upon request by the SEC.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BRIGHTPOINT, INC. (Registrant)
By:	/s/ Steven E. Fivel
Steven E. Fivel
Executive Vice President, General Counsel and Secretary

Date: December 13, 2010